EXHIBIT 99.1


CLEAN WATER TECHNOLOGIES, INC. COMPLETES ACQUISITION OF SHEERVISION, INC.

Posted: Thursday, April 13, 2006, 9:15 am ET

Rolling Hills Estates, CA -- Clean Water Technologies, Inc. (CWTT.OB) announced today the completion of its acquisition of SheerVision, Inc. pursuant to a Share Exchange and Reorganization Agreement dated March 27, 2006. As a result of the transaction, SheerVision, Inc. is now a wholly-owned subsidiary of Clean Water, and the business of SheerVision is now the business of Clean Water. Of the 10,026,460 Clear Water shares now outstanding, 95% are owned by SheerVision shareholders.

Suzanne Lewsadder, Chief Executive Officer of Clean Water, stated, "The completion of the reverse merger process represents a significant step in implementing our business plan to become the premier manufacturer and marketer of surgical loupes, light sources and related optical products for the dental, medical and other markets. Our new status as a public company we expect will contribute to our efforts to continue to penetrate our primary markets and expand our presence in target markets during 2006. We anticipate our commitment to ongoing R&D activities will ensure a steady pipeline of new products over the coming years that we believe will help build value for our stockholders."

Clean Water plans to change its name to SheerVision, Inc. in order to reflect its current business activities. More detailed information regarding the Share Exchange and Reorganization Agreement is contained in Clean Water's Form 8-K that was filed with the U.S. Securities and Exchange Commission on March 28, 2006.

About Clean Water d/b/a/ SheerVision, Inc.

SheerVision designs and sells proprietary surgical loupes and light sources to the dental and medical markets and has quickly captured a leading position in the dental hygiene market segment. The company's value proposition revolves around its ability to provide top quality loupes and lights directly to end-users at substantially lower prices than similar products.

SheerVision loupes are endorsed by a leading independent non-profit dental education and product testing foundation and were featured in the foundation's 2005 Buyer's Guide. SheerVision loupes were also featured in "Dental Lab Products" 2005 Buyer's Guide "Best of the Best" Offering.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to commercialize a proprietary product, our ability to generate product sales and operating profits, potential vulnerability of technology obsolescence, potential competitive products by better capitalized companies, potential difficulty in managing growth, dependence on key personnel, and other risks which will be described in future company Securities and Exchange Commission filings.

Media/Investor Contact:
Suzanne Lewsadder, CEO
Clean Water Technologies, Inc.
(877) 678-4274
suzansheervision@aol.com